EXHIBIT 99.1



INTERNAL REVENUE SERVICE                             DEPARTMENT OF TREASURY
DISTRICT DIRECTOR
G.P.O. BOX 1680
BROOKLYN, NY  11202
                                             Employer Identification Number:
Date:  June 21, 1995                              13-1784308
                                             File Folder Number:
                                                  133004429
DEL ELECTRONICS CORPORATION                  Person to Contact:
C/O MICHAEL TABER                                 JOHN LILJEHULT
1 COMMERCE PARK                              Contact Telephone Number:
VALHALLA, NY  10595                               (718) 488-2411
                                             Plan Name:
                                             DEL ELECTRONICS CORPORATION
                                             401(K) PLAN
                                             Plan Number:  002


Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination letter is applicable for the amendment(s) adopted on December 30, 1994.

         This determination letter is applicable for the plan adopted on June 28, 1994.

DEL ELECTRONICS CORPORATION



         This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design based safe harbor described in the regulations.

         This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

         This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a) (4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

         If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                             Sincerely yours,


                                             S/Herbert J. Huff
                                             -----------------------------------
                                             Herbert J. Huff
                                             District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans